Exhibit 10.2

2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

On March 15, 2005, the Board of Directors of Nektar Therapeutics (the “Company”), Inc. approved the following compensation plan for each non-employee director of the Board (a “Director”) in respect of his/her service on the Board:

•	an annual retainer of $15,000; plus $1,000 per board meeting and $500 per committee meeting, including telephonic meetings, which a Director attends;

•	The chairman of the audit committee shall receive an additional $5,000 per year, payable quarterly;

•	If a Director is the chairman of any other committee, such Director shall receive an additional $2,500 per year, payable quarterly;

•	Each Director shall be reimbursed for customary expenses for attending Board of Director, committee and stockholder meetings;

•	In September, 2005, each Director who serves on the Company’s Board of Directors will automatically receive a grant of an option to purchase 12,500 shares of the Company’s common stock; and

•	Directors are also eligible for discretionary grants of options under the Company’s 2000 Equity Incentive Plan.

Upon election or reelection, each Director shall be entitled to receive an option to purchase 30,000 shares of the Company’s common stock under the Company’s 2000 Equity Incentive Plan for each three-year term to which he or she is elected. A Director who begins with a one or a two-year term or who is appointed to the board mid-term is granted 10,000 and 20,000 shares of common stock, respectively.

Options granted to a Director upon their election or reelection shall vest monthly over the period of the term being served (in the event a Director resigns during the year, the options will then vest monthly based on such Director’s actual service). Options granted to Directors are intended not to qualify as incentive stock options under the Internal Revenue Code. The exercise price of options granted to a Director shall be equal to 100% of the fair market value of the common stock subject to the option on the date of the option grant. The term of options granted to a Director is ten years. In the event of a merger with or into another corporation or a consolidation the vesting of each option may accelerate in full. The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain the Company’s control.